FOR IMMEDIATE RELEASE
Date:         October 28, 2003
Contact:      Kathleen Walsh Carr
              202.772.3711

          Abigail Adams national Bancorp Reports THIRD Quarter Earnings

Washington, DC - Abigail Adams National Bancorp, Inc. (NASDAQ:AANB), the parent holding company of The Adams National Bank, announced earnings of $0.27 per diluted share for the three months ended September 30, 2003, compared to $0.29 per diluted share in 2002. The dividend for the third quarter of 2003 was $0.125 per share, an increase of 13.6% compared to the third quarter of 2002. The return on average assets for the third quarter was 1.5% and the return on average equity was 14.5%. Net income for the quarter was $809.2 thousand, compared with $874.3 thousand for the third quarter of 2002.

For the nine months ended September 30, 2003, total earnings decreased by 6.9% to $2.3 million, compared to $2.5 million in 2002. The return on assets was 1.5% and the return on average equity was 14.3% for the first nine months of 2003, as compared to 1.8% and 17.0%, respectively, for the same period in 2002.

Net interest income for the third quarter of 2003 decreased by 0.7%, compared to the third quarter of 2002. The net interest margin decreased from 5.59% in the third quarter of 2002 to 4.93% for the third quarter of 2003. Interest income produced by the growth in earning assets was offset by the decrease in asset yields. The active management of the cost of funds lessened the impact of the margin compression. Noninterest income increased 14.1%, compared to the third quarter of 2002, due to the sale of loans and investment securities. Noninterest expense included the impact of the cost of opening a new branch office in Silver Spring, Maryland.

Net interest income for the nine months ended September 30, 2003 increased by 2.6%, compared to the same period in 2002, due to increased volumes. The provision for loan losses increased 61.1% or by $178.6 thousand, compared to the first nine months of 2002. Noninterest income increased 7.2%, resulting from loan and investment security sales. Noninterest expense increased 9.4%., compared to 2002, predominantly due to increased staffing levels and the cost of employee benefits.

Total assets at September 30, 2003 were $230.6 million, an 18.0% increase compared to September 30, 2002. Investment securities totaled $45.2 million, a 70.3% increase from the same period in 2002. Total loans grew 2.3% to $149.4 million and total deposits grew 15.4% to $190.9 million, compared to 2002. The

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allowance for loan losses was $2.4 million, an increase of 10.7%, compared to
September 30, 2002. The ratio of the allowance for loan losses to total loans increased to 1.60%, compared to 1.48% a year ago. Nonperforming loans were 1.7% of total assets, which was a modest 10 basis point improvement from the results reported for the second quarter of 2003. Additionally, 50% of the nonperforming loans are guaranteed by the SBA.

The Adams National Bank, the largest federally chartered bank in the United States owned and managed by women, is focused on serving minorities, small businesses and not-for-profit organizations in the Washington, DC area. All information for the period ended September 30, 2003 has been derived from unaudited financial information.

This press release contains forward-looking statements as defined by federal securities laws, including those using the words "We expect." These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to the company's filings with the Securities and Exchange Commission for a summary of important factors that could affect the Company's forward-looking statements. The Company undertakes no obligation to revise these statements following the date of this press release.

SOURCE:  The Adams National Bank
ATTACHMENT:         Selected Financial Data



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                Abigail Adams National Bancorp, Inc. & Subsidiary
                             Selected Financial Data
                           September 30, 2003 and 2002


                                               Three Months Ended:                 Nine Months Ended:
                                          ------------------------------    ---------------------------------
                                               9/30/03          9/30/02            9/30/03           9/30/02
                                          -------------    -------------    ---------------    --------------
INCOME STATEMENT:
   Interest income                           3,119,536        3,250,852          9,327,363         9,519,687
   Interest expense                            529,591          643,222          1,600,519         1,985,624
                                          -------------    -------------    ---------------    --------------
     Net interest income                     2,589,945        2,607,630          7,726,844         7,534,063
                                          -------------    -------------    ---------------    --------------
   Provision for loan losses                    90,000          105,000            471,065           292,500
     Net interest income after               2,499,945        2,502,630          7,255,779         7,241,563
     provision for loan losses
                                          -------------    -------------    ---------------    --------------
   Noninterest income                          533,281          467,271          1,531,069         1,428,241
   Noninterest expense                       1,690,940        1,512,331          4,891,089         4,471,001
                                          -------------    -------------    ---------------    --------------
     Income before taxes                     1,342,286        1,457,570          3,895,759         4,198,803
   Provision for income tax expense            533,090          583,300          1,553,413         1,683,646
                                          -------------    -------------    ---------------    --------------
     Net income                                809,196          874,270          2,342,346         2,515,157
                                          =============    =============    ===============    ==============

PER SHARE DATA:
   Basic earnings per share                      $0.27            $0.29              $0.78             $0.84
   Diluted earnings per share                    $0.27            $0.29              $0.78             $0.84
   Dividends paid on common shares              $0.125            $0.11              $0.37             $0.33

   Average shares outstanding - Basic        3,010,793        3,001,957          3,007,993         3,001,750
   Average shares outstanding - Diluted      3,024,720        3,017,984          3,023,278         3,019,281

CONSOLIDATED BALANCE SHEET:
   Assets:
     Cash & due from banks                                                       8,195,406         7,764,557
     Short-term investments                                                     25,267,933        13,289,040
     Investment securities                                                      45,223,940        26,557,617
     Loans, gross                                                              149,429,583       146,148,349
     Allowance for loan losses                                                 (2,397,396)       (2,164,905)
     Other assets                                                                4,842,144         3,722,950
                                                                            ---------------    --------------
       Total assets                                                            230,561,610       195,317,608
                                                                            ===============    ==============

   Liabilities:
     Deposits                                                                  190,875,609       165,406,982
     Short-term borrowings                                                       6,307,264         7,493,690
     Long-term borrowings                                                       10,254,466           746,302
     Accrued expenses & other                                                      953,206         1,011,463
     liabilities
                                                                            ---------------    --------------
       Total liabilities                                                       208,390,545       174,658,437
                                                                            ---------------    --------------

   Stockholders' equity:
     Capital stock                                                                  30,308            27,445
     Surplus                                                                    17,241,143        13,059,578
     Retained earnings                                                           4,899,614         7,572,148
                                                                            ---------------    --------------
       Total stockholders' equity                                               22,171,065        20,659,171
                                                                            ---------------    --------------
       Total liabilities &                                                     230,561,610       195,317,608
       stockholders' equity
                                                                            ===============    ==============
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PERFORMANCE RATIOS:
   Book value per share                                                              $7.36             $6.88
   Return on average assets                      1.47%            1.79%              1.50%             1.81%
   Return on average stockholders'              14.53%           16.97%             14.30%            16.99%
   equity
   Net interest margin                           4.93%            5.59%              5.19%             5.66%
   Efficiency ratio                             54.14%           49.18%             52.83%            49.89%
   Ratio of non-performing assets to                                                 1.71%             0.23%
   total assets
   Allowance for loan losses to loans                                                1.60%             1.48%
   Allowance for loan losses to                                                     60.85%           475.04%
   non-performing assets



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